Exhibit 10.4

Certain confidential information has been omitted from this Exhibit 10.4 pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “* * *” at each place in this Exhibit 10.4 where the omitted information appeared in the original.

GYPSUM CONTRACT

This Contract is between The Cincinnati Gas & Electric Company (“CG&E”), The Dayton Power and Light Company (“DP&L”) and Columbus Southern Power Company (“CSP”), each an Ohio corporation and the owners (collectively “Owners”) of the Wm. H. Zimmer Generating Station (‘Zimmer Station’) located in Moscow, Ohio, and Lafarge Corporation, a Maryland corporation (“Lafarge”).

The Owners will install equipment at the Zimmer Station to convert scrubber spent slurry, presently considered a solid waste currently disposed of in a landfill, into synthetic gypsum, a useful product. The Owners wish to sell synthetic gypsum to Lafarge, and Lafarge wishes to purchase synthetic gypsum from the Owners, and will use it to produce wallboard, cement, and other gypsum-related products at a new facility to be constructed in the greater Cincinnati, Ohio area (the ‘Lafarge Plant’), or may resell it to others.

1.	Installation of Conversion Equipment

The Owners will install at their expense the equipment necessary to convert Zimmer Station scrubber spent slurry to commercial grade synthetic gypsum.

2.	Purchase of Minimum and Maximum Amounts of Gypsum

A. The Owners will sell and deliver to Lafarge, and Lafarge will purchase from the Owners, a minimum of * * * and a maximum of * * * of dry weight synthetic gypsum which complies with the requirements set forth in Exhibit A (“Complying Gypsum”) during each * * * of the Contract. A * * * shall be any * * * contract years during the term of the Contract, except that the first * * * shall commence on * * *.

B. The Owners will sell and deliver to Lafarge, and Lafarge will purchase from the Owners, a minimum of * * * of dry weight Complying Gypsum during the * * *, commencing on June 1, 2000. The Owners will deliver a minimum total of * * * of dry weight Complying Gypsum during the * * *, a minimum total of * * * of dry weight Complying Gypsum during the * * *, a minimum total of * * * of dry weight Complying Gypsum during the * * *, and a minimum total of * * * of dry weight Complying Gypsum during the * * *. Lafarge shall purchase a maximum of * * * of dry weight Complying Gypsum in each of the * * *.

C. If the Owners fail to deliver the minimum amount of Complying Gypsum set forth in Sections 2.A or B., and the Owners’ failure to deliver is not due to an excusable event, as defined in Section 12, the Owners will pay to Lafarge damages equal to (a) the number of tons of Complying Gypsum by which the owners fail to meet the minimum set forth in Sections 2.A. or B. times (b) the contract price per ton in effect during the period for which the Owners fail to deliver the minimum set forth in Sections 2.A. or B. For shortfalls in the Owners’ delivery of the required minimum amounts of Complying Gypsum, such damages shall be credited to Lafarge

1

30 days following the end of the last contract year during the period in which there is a shortfall, and such credit shall be carried forward each month until used by Lafarge, except that any credit remaining 2 months after the end of the prior contract year shall be paid by check or other mutually agreeable means by the Owners to Lafarge within 30 additional days. At the end of the contract term, the Owners shall pay any credits still owing to Lafarge within 30 days.

D. If the amount of Complying Gypsum which the Owners are capable of delivering to Lafarge exceeds the maximum amount set forth above, Lafarge may accept or decline to receive the overage at its sole discretion. If Lafarge accepts the overage, the terms of this Contract shall apply to the purchase and sale of such overage amounts.

E. Lafarge must accept and pay for all Complying Gypsum which the Owners are able to deliver up to the maximum amounts stated in Sections 2.A. and B. If Lafarge fails to accept Complying Gypsum below the maximum amounts stated in Sections 2.A. and B., and Lafarge’s failure is not due to an excusable event, as defined in Section 12, Lafarge shall pay the Owners the contract price per ton, as calculated in Section 7, for every ton below the maximum amounts set forth in Sections 2.A. and B. which Lafarge fails to take. lit addition, Lafarge shall pay the Owners damages equal to (a) the number of tons of Complying Gypsum by which Lafarge fails to take delivery of the maximum set forth in Sections 2.A. or B. times (b) the contract price per ton in effect during the period for which Lafarge fails to take delivery of the maximum set forth in Sections 2.A. or B. Nothing herein shall affect the validity of Section 16.

F. The damages payable by the Owners under Section 2.C. shall be the sole remedy of Lafarge for the Owners’ failure to deliver the minimum amounts of Complying Gypsum contained in Sections 2.A. and B. The damages payable by Lafarge under Section 2.E. shall be the sole remedy of the Owners for Lafarge’s failure to take the maximum amounts of Complying Gypsum contained in Sections 2.A. and B.

3.	Complying Gypsum

A. Complying Gypsum shall meet each of the specifications set forth in Exhibit A. Gypsum shall be sampled, and its compliance with the specifications of Exhibit A shall be determined, in accordance with the protocols set forth in Exhibit A prior to the loading of the gypsum on Lafarge’s barges or the storage of Gypsum at the Owners’ site. Sampling shall be at the Owners’ expense.

B. Lafarge will purchase arid accept deliveries of; and gypsum will be deemed to be, Complying Gypsum if it contains no less than * * * moisture, no more than * * * moisture, and if the gypsum otherwise meets the specifications to be set forth in Exhibit A The moisture content shall be determined quarterly, and the quarterly figures shall be weighted on a tonnage basis for an annual average moisture content per ton of Complying Gypsum. Any discount owed to Lafarge shall be credited on the first invoice for the following contract year and such credit shall be carried forward each month until used by Lafarge. If the amount of the annual discount exceeds the amount owed by Lafarge to the Owners at the end of the contract term, the Owners shall pay the difference to Lafarge within 30 days. If the annual average moisture content exceeds * * *, rounded to the nearest one-tenth of a percentage point, Lafarge shall be entitled to a discount equal to:

Moisture Content	Discount Amount

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

4.	Non-Complying Gypsum

Lafarge may reject or accept, in its sole discretion, Non-Complying Gypsum (which fails to meet one or more of the specifications in Exhibit A) offered to it by the Owners at a ‘price and under delivery terms to be agreed to by the parties in each instance.

5.	Delivery

A. The Owners will deliver Complying Gypsum by loading it onto Lafarge’s barges at the Zimmer Station harbor. A belt scale will weigh the gypsum-immediately prior to loading on the barges. The Owners will test and calibrate the belt scale at least once a month in accordance with the National Institute of Standards and Technology Handbook 44 for belt scales. Lafarge shall have the right to observe the weighing of gypsum and the testing and calibration of the belt scale. The Owners shall provide advance notice to Lafarge of the time and date of the belt scale calibration. In the event that calibration shows any scale used to weigh gypsum to be inaccurate by more than plus or minus one half of one percent, the inaccuracy shall be presumed to have existed for one-half the number of days since the last time the scale was calibrated, and an adjustment shall be made to the next invoice to reflect the debit or credit. The Owners shall provide the results of each calibration on the next invoice which is sent to Lafarge. During any period when the Owner.’ belt scale is inoperable, the parties shall mutually agree to a procedure for determining quantities of Gypsum which permits deliveries of Gypsum to continue. The maximum number of barges which the Zimmer Station is able to load each 24-hour period is * * *. All of Lafarge’s barges entering the Zimmer Station harbor shall be seaworthy, in good operating condition and repair, and in compliance with all laws. The Owners will maintain the Zimmer Station harbor to accommodate at least a standard draft jumbo barge. When the Owners dredge the Zimmer Station harbor in the normal course of maintaining it, the Owners will dredge to a depth to accommodate a deep draft jumbo barge. The Owners may reject any barge which contains free water in the hold, and will give Lafarge customary notice of such rejection. The Owners shall give Lafarge customary notice of the number of barges which they expect will be required to remove Complying Gypsum the following day. In accordance with such notice, Lafarge must provide a sufficient number of Complying barges to transport all of the Complying Gypsum delivered under this Contract on a timely basis. The Owners shall provide space at the Zimmer Station harbor for a maximum of * * * barges at any time.

B. At the completion of loading each barge at the Zimmer Station harbor (“delivery”), title to and the risk of loss of the loaded gypsum will pass from the Owners to Lafarge. Lafarge may reallocate such risk of loss in a separate contract between Lafarge and the entity providing transportation of the barges to the Lafarge Plant. The Owners shall give notice to Lafarge that loading of a barge is complete in the manner customarily given by the Zimmer Station harbor.

C. The Owners shall use their best efforts to commence delivery of, and Lafarge shall use its best efforts to commence taking, the gypsum by March 1, 2000.

D. If Lafarge elects to purchase and take Non-Complying Gypsum and the moisture content of the Non-Complying Gypsum exceeds * * *, the Owners will deliver the Non-Complying Gypsum to Lafarge by loading it onto Lafarge’s trucks at a site at the Zimmer Station to be agreed to by the parties. A certified truck scale will be used to determine the net weight of the gypsum promptly after loading on the truck. At the completion of loading a truck, title to and the risk of loss of the loaded gypsum will pass from the Owners to Lafarge. Lafarge may reallocate such risk of loss in a separate contract between Lafarge and the entity providing transportation of the trucks. In addition to the price per ton for the Non-Complying Gypsum agreed to by the parties, Lafarge shall pay the Owners a truck loading fee to be determined prior to the beginning of each contract year.

6.	Term

A. Each contract year shall run from June 1 through May 31.

B. The initial term of this Contract shall be * * *, beginning on June 1, 2000. The initial term may be extended for * * * additional periods of up to * * * each at the option of Lafarge by Lafarge giving notice in writing to the Owners of its intent to renew the Contract at least * * * before the expiration of the initial term or first renewal term, as applicable. Such renewal is conditioned on the parties’ ability to agree, following good faith negotiations, on the terms and conditions, including the price of the gypsum, to apply to the renewal term. Nothing herein shall compel the Owners to operate the Zimmer Station, but if the Owners elect to continue operation of the Zimmer Station beyond the initial term or the first renewal term, * * *.

7.	Price

A. Lafarge shall pay the Owners * * * for Complying Gypsum delivered during the initial term of this Contract, subject to annual adjustment on June 1 each year after 2000. The annual adjustment shall be based on changes in * * *. In addition, the price of Complying Gypsum shall be reduced by a fixed rate of * * * on a dry weight basis during the first * * * of the initial term. The price includes all costs of producing, acquiring and delivering Complying

Gypsum to Lafarge. The annual price adjustment determined in this Section 7.A shall be used to annually adjust the moisture content discount contained in Section 3, the fly ash disposal discount in Section 7.B., and disposal and storage costs payable to the Owners under Sections 2.E. and 14.

B. If the Owners and a company affiliated with Lafarge enter into a contract for the removal of fly ash from the Zimmer Station, Lafarge shall receive a discount in the price per ton of Complying Gypsum equal to:

Tons of Fly Ash Removed in A Contract Year	Discount in Price Per Ton of Complying Gypsum Delivered in the Same Contract Year as the Fly Ash Is Removed

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

C. The “contract price per ton” of Complying Gypsum shall be determined by (1) starting with * * * (dry weight); (2) making all annual adjustments to the price per ton as described in Section 7.A (excluding the * * * discount in the first * * *); (3) reducing the price by the moisture content discount in Section 3.B.; (4) reducing the price by the fly ash removal discount in Section 7.B.; and (5) reducing the price by * * * for the first four contract years.

8.	* * *

9.	Authority to Enter into Contract

Each party represents that it has the authority and has secured the approvals necessary to enter into this Contract.

10.	Warranty

The Owners warrant that the gypsum delivered to Lafarge’s barges will be Complying Gypsum, as determined by the testing protocols to be contained in Exhibit A. except for any Non-Complying Gypsum which Lafarge has agreed to accept. Lafarge’s exclusive remedy for any failure of the Owners to comply with its warranty obligations in the preceding sentence shall be Lafarge’s right to reject Non-Complying Gypsum in the manner provided in Section 4.

In addition, the Owners warrant that they will have, at all times during the term of this Contract, good and marketable title to the gypsum to be delivered hereunder, and that upon delivery of the gypsum, title thereto sha1l pass to Lafarge free and clear of all liens and encumbrances.

The Owners do not warrant an uninterrupted or steady supply of Complying Gypsum. However, nothing contained in this Section sba1l affect the validity of Sections 2.C. and 16.

THE FOREGOING EXPRESS WARRANTIES SHALL BE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM THE PARTIES’ COURSE OF DEALING OR TRADE.

11.	Confidentiality

The parties may not disclose the terms of this Contract to third parties, except that the parties may disclose such terms as may be required by applicable law, rule, regulation or court or administrative order, including those of environmental, tax and utility regulatory or other governmental bodies, provided they seek in good faith protection of such information under the laws and regulations applicable to such regulatory body.

12.	Force Majeure

A. Neither Owners nor Lafarge shall be liable to the other for any delay or failure in the performance of its obligations under this Contract when the delay or failure in performance resu1ts from causes which are beyond its reasonable control, including but not limited to fires, floods, earthquakes, tornadoes, high river conditions and other unusual weather events; strikes and labor disturbances; acts of God; acts or omissions of governmental authorities; inability beyond a party’s reasonable control to obtain necessary materials, fuel or energy; wrecks or delays in transportation; riots, civil disturbances or insurrection; embargoes; unplanned Zimmer Station or unplanned Lafarge Plant outages of more than a 14 calendar day duration; or the inability following good faith efforts to obtain or maintain necessary permits, licenses, authorizations or approvals (“excusable event”), provided that the notice requirement of Section 12.B. is satisfied.

B. The party whose performance of its obligations hereunder is adversely affected by an excusable event (the “affected party”) shall promptly notify the other party of the beginning of an excusable event, and confirm the notice in writing within five (5) working days of the event. The notice shall contain a detailed account of the excusable event, including the cause of the excusable event, an estimate of the duration of any delay, an estimate of the excusable event’s impact to the affected party’s performance, and the plan to mitigate the effects of the excusable event.

C. In the event that a delay or failure in performance hereunder is an excusable event as defined in Section 12.A, if the affected party is the Owners, they shall receive a reduction in the minimum amounts required to be sold and delivered in Sections 2.A and B. of * * * times the number of days of the excusable event occurring during the applicable period. If the affected party is Lafarge, it shall receive a reduction in the maximum amounts required to be purchased and taken in Sections 2.A and B. of * * * times the number of days of the excusable event occurring during the applicable period.

13.	Compliance with Laws

A. Each party shall perform its obligations under this Contract, and Lafarge shall use the gypsum to be delivered hereunder, in accordance with all applicable federal, state, county, municipal and local laws, ordinances and regulations. Lafarge represents that it is a sophisticated user of Gypsum, it is aware of the regulated (Including but not limited to arsenic, beryllium, cadmium, lead, chromium, mercury and nickel) and unregulated elements and materials which may be contained in gypsum, and it agrees to comply with all laws and regulations which protect its employees, third parties, consumers and the environment relating to the use of the gypsum to be delivered hereunder.

B. Each party shall promptly seek, and shall use its good faith efforts to obtain, at its own expense, all permits, approvals, authorizations and licenses which it requires in order to carry out its obligations hereunder. Once obtained, each party shall, at its own expense, use its good faith efforts to maintain in full force and effect throughout the term of this Contract all such permits, approvals, authorizations and licenses obtained by it.

C. Each party agrees to hold harmless and indemnify the other party from all costs, expenses, judgments, fines, and penalties, including reasonable attorneys’ fees, arising out of the indemnifying party’s failure to comply with the terms of Section 13.A

14.	Storage of Complying Gypsum on the Owners’ Site

A. In the event the Owners are able to sell and tender delivery of Complying Gypsum to Lafarge, up to the maximum amounts contained in Sections 2A. and B., but Lafarge fails to purchase and take delivery of it, or if the Owners are producing Complying Gypsum but are unable to deliver it, the Owners may store the Complying Gypsum on their site, up to a maximum stored amount of * * * in covered storage and * * * in uncovered storage. The Owners may dispose of the Complying Gypsum which the Owners cannot deliver or Lafarge cannot take at their sole discretion, by storage, sale or otherwise.

B. Lafarge shall pay the Owners a storage and handling fee of * * * per ton dry weight for all amounts of Complying Gypsum which the Owners store on their site, in addition to any amounts due under Section 2, unless Lafarge’s failure to take delivery of Complying Gypsum is due to (1) an excusable event as defined in Section 12, or (2) the Owners’ failure to deliver Complying Gypsum for any reason other than Lafarge’s failure to provide barges as required hereunder. The stored gypsum’s compliance with the specifications to be contained in Exhibit A shall be determined at the time the gypsum is sent to storage at the Owners’ site. No storage fees shall be payable by Lafarge for amounts which exceed the maximum amounts of Complying Gypsum contained in Sections 2.A and B.

15.	Indemnification

A. Lafarge shall hold harmless and indemnify the Owners for all costs, losses, liabilities, expenses, suits, actions, claims, damages and all other obligations and proceedings whatsoever, including without limitation, all judgments rendered against and all fines and penalties imposed upon Owners, and any reasonable attorneys’ fees and any other costs of litigation (hereinafter referred to as “liabilities”) arising out of Lafarge’s use of the gypsum product purchased under this Contract, including, without limitation, claims of injuries to persons, including disease or death, or damage to property caused by Lafarge’s use of the gypsum delivered hereunder. If this indemnity provision is unenforceable under applicable state law, this Section shall be interpreted to impose the maximum legal obligation permitted under such law. The Owners shall have the right to select their own counsel, and to have counsel separate from Lafarge, all at the Owners’ expense. With respect to claims against the owners by Lafarge’s employees, Lafarge agrees to expressly waive its immunity, if any, as a complying employee under the applicable workers’ compensation law, but only to the extent that such immunity would bar or affect recovery under or enforcement of this indemnification obligation. With respect to the Stale of Ohio, this waiver applies to Section 35, Article II of the Ohio Constitution and Ohio Rev. Code Section 4123.74.

B. To the extent not covered by Lafarge’s insurance coverages, the Owner. will bold harmless and indemnify Lafarge from and against all costs, losses, liabilities, expenses, suits, actions, claims, damages, and all other obligations and proceedings whatsoever, including without limitation, all judgments rendered against and all fines and penalties imposed on Lafarge, and any reasonable attorneys’ fees and any other costs of litigation (hereafter referred to as “liabilities”) arising out of injury to or death of persons and damage to property or environmental cleanup, response, damage, or other associated costs to the extent arising out of and caused by the negligent delivery of the gypsum by the Owners during the term of this Contract. Lafarge shall have the right to select their own counse1, and to have counsel separate from the Owners, all at Lafarge’s expense. With respect to claims against Lafarge by the Owner’s employees, the Owners agree to expressly waive their immunity, if any, as a complying employee under the applicable workers’ compensation law, but only to the extent that such immunity would bar or affect recovery under or enforcement of this indemnification obligation. With respect to the Stale of Ohio, this waiver applies to Section 35, Article II of the Ohio Constitution and Ohio Rev. Code Section 4123.74.

16.	Limitation of Liability

A. In no event shall the Owners or Lafarge be liable to the other for any incidental, special, indirect, punitive or consequential damages, including loss of profits or revenues or the loss of use of either; loss by reason of plant shut down or inability to operate at rated capacity; increased expense of operation of plant or equipment; increased cost of purchasing or providing equipment, materials, supplies or services outside the parties’ scope of supply; cost of replacement power, raw materials or capital; claims of a party’s customers; or inventory charges.

B. Except for liability arising under Section IS, the maximum total liability under this Contract between the Owners and Lafarge arising out of any and all claims and damages, regardless of whether the claims are based upon contract, warranty, tort, including negligence, strict liability, or otherwise, shall not exceed $40 million.

17.	Termination

If any one of the Owners or Lafarge files a petition in bankruptcy, or if its creditors file an involuntary petition in bankruptcy, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, or if it commits repeated or material violations of applicable safety laws, rules, or regulations, or if it otherwise commits a material violation of any provision of this Contract; such party shall be in default under this Contract, and, upon the occurrence of such default, the other party may, without prejudice to any other right or remedy, and after giving the first party 30 days written notice of the default, terminate this Contract. This Contract shall not be so terminated if the defaulting party has cured the default, or submitted a plan for curing the default that is reasonably acceptable to the other party, within 30 days of receiving notice of the default. If the defaulting party fails to remedy the default as set forth in the plan, the other party may terminate the Contract without further notice, and without prejudice to any right or remedy available to it.

18.	Payment

The Owners shall invoice Lafarge the contract price for the total amount of Gypsum delivered each month, and for other contract adjustments, by the 15th of the following month. Lafarge shall pay by check or other mutually agreeable means such invoices in full by the * * * of the month in which it receives such invoice. Owners may add * * * a month to any invoice amount which is not paid when due.

19.	Notice

Each party shall designate in writing a representative to receive any and all notices requited under this Contract to be furnished to such party. Notices shall be in writing and shall be given to the representative designated to receive the same, by personal delivery, by U.S. mail, return receipt requested, by overnight courier, or by facsimile, properly addressed to such representative. All notices shall be effective upon receipt, or upon such later date following receipt as is set forth in the notice. Any party may, by written notice, change the representative or the address to which its notices are to be sent.

20.	Insurance

A Lafarge shall obtain and maintain throughout the term of this Contract the following policies of insurance, in amounts not less than $1 million per occurrence and aggregate:

(1)	Hull Insurance. A policy of hull insurance insuring the barges to be provided by Lafarge for the perils insured by the Taylor Form 1953 (Rev. 70) as amended, or its equivalent, including strikes, riots and civil commotion and excluding collision liability.

(2)	Protection and Indemnity Insurance. A policy of protection and indemnity insurance subject to P.I. 1955 Form SP 38 as amended, or its equivalent, including collision liability, American Institute Pollution Exclusion Clause and Buy Back Endorsement A (July 4, 1976).

(3)	Excess Protection and Indemnity Insurance. A policy of excess protection and indemnity insurance in excess of primary protection and indemnity insurance, including excess of primary collision/towers liability and pollution buy back endorsement.

(4)	Other Coverage. Policies covering other risks in such amounts as deemed prudent by Lafarge, which shall exclusively bear all loss of cargo after delivery of the gypsum and other risks associated with the operation and navigation of the barges to be provided by Lafarge while the barges are in Lafarge’s possession. In addition, Lafarge shall carry workers’ compensation, longshoremen’s, harborworkers’ and/or Jones Act coverage, as required by law.

(5)	The insurance required hereunder shall be placed with reputable, competent, and properly licensed insurers and underwriters or self-insured. Certificates of insurance (or written notice that such insurance requirements are fulfilled by self-insurance) shall be delivered to the Owners prior to the commencement of the delivery of Gypsum hereunder. The certificates shall state that the policies of insurance may not be canceled or modified without thirty days prior written notice to the Owners. Lafarge shall pay all premiums and other costs of insurance required hereunder. These insurance requirements may be covered by umbrella policies of insurance or by self-insurance maintained by Lafarge.

B. The Owners shall obtain and maintain throughout the term of this Contract the following policies of insurance:

(1)	The Owners shall carry workers’ compensation, longshoremen’s, harborworkers’ and/or Jones Act coverage, as required by law.

(2)	The Owners shall carry commercial general liability, wharfage, landing owners and stevedore’s coverage in amounts not less than $1 million per occurrence and aggregate.

(3)	The insurance required hereunder shall be placed with reputable, competent, and properly licensed insurance and underwriters or self-insured. Certificates of insurance (or written notice that such insurance requirements are fulfilled by self-insurance) shall be delivered to Lafarge prior to the commencement of the delivery of Gypsum hereunder. The certificates shall state that the policies of insurance may not be canceled or modified without thirty days prior written notice to Lafarge.

21.	Affiliated Companies

Any indemnification of a party or any limitation of a party’s liability which is made or granted under this Contact shall to the same extent apply to such party’s directors, officers, employees and agents, and to its affiliated companies, including any directors, officers, employees and agents thereof.

22.	Taxes

The price payable hereunder does not include any taxes. Lafarge shall be liable for the payment of all taxes based on the purchase of Gypsum, except taxes on the net income of Owners. If applicable, Lafarge shall provide Owners with a tax-exempt certificate.

23.	Miscellaneous

A. The Owners and Lafarge shall waive subrogation against each other under their insurance policies.

B. In the event that any of the provisions, or portions thereof, of this Contract are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof shall not be affected thereby.

C. The waiver by either party of any breach of any term, covenant, condition or agreement contained herein or any default in the performance of any obligations hereunder shall not be deemed to be a waiver of any other breach or delimit of the same or of any other term, covenant, condition, agreement or obligation.

D. This Contract may not be assigned to a third party, other than an affiliated company or a successor in interest to the business of the assignor, without the written consent of the other parties, which consent shall not be unreasonably withheld. This Contract shall be binding on the successors and assigns of the parties.

E. Sections 2.F., 7, 10, 11, 12, 13(c), 14, 15, 16, 17, 18, and 23.G. shall survive the termination of this Contract.

F. In the event a dispute arises regarding the interpretation of or performance under this Contract, which cannot be resolved by communications between the Zimmer Plant manager and the Lafarge Plant manager, then each party shall have the right to request in writing a meeting to occur within 5 business days of the receipt of such written request, between the next level of management for the Owners and Lafarge. Such meeting may occur in person, telephonically, or by any other method mutually agreeable to the Owners and Lafarge.

G. The rights and obligations of the parties arising out of this Contract shall be governed in all respects by the laws of the State of Ohio. The parties agree that all actions and proceedings arising under this Contract may be litigated in courts located in the Slate of Ohio. Lafarge agrees that such courts are convenient forums and irrevocably submits to the personal jurisdiction of such courts.

H. This Contract constitutes the entire agreement between the parties and supersedes all previous and collateral agreements or understandings with respect to the subject matter hereof.

No waiver, alteration, amendment or modification of any of the provisions of this Contract shall be binding unless in writing and signed by the duly authorized representatives of the parties.

The parties have signed this Contract by their duly authorized representatives effective on the last date below.

THE OWNERS:

THE CINCINNATI GAS & ELECTRIC COMPANY		THE DAYTON POWER AND LIGHT COMPANY

By:	/s/ Paul E. King	By:	/s/ H. Ted Santos

Title:	VP Power and Fuels	Title:	Group VP Energy Production

Date:	12-21-98	Date:	12/22/98

COLUMBUS SOUTHERN POWER COMPANY

By:	/s/ John J. Jones

Title:	Vice President

Date:	12/22/98

LAFARGE:

LAFARGE CORPORATION

By:	/s/ Alain E. Bouruet-Aubertot

Title:	Sr. VP – President Gypsum Division

Date:	12/29/98

Exhibit A

* * *